UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2011

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 7, 2011, Royalton Europe Holdings LLC (“Royalton Europe”), a subsidiary of Morgans Hotel Group Co. (the “Company”), and Walton MG London Hotels Investors V, L.L.C. (“Walton MG London”), each of which owns a 50% equity interest in the joint venture that owns the Sanderson and St Martins Lane hotels, entered into an agreement (the “Agreement”) to sell their respective equity interests in the joint venture for an aggregate of £192 million (or approximately $295 million) to Capital Hills Hotels Limited, a Middle Eastern investor with other global hotel holdings. Also parties to the Agreement were Morgans Group LLC, as guarantor for Royalton Europe, and Walton Street Real Estate Fund V, L.P., as guarantor for Walton MG London. A subsidiary of the Company will continue to operate the hotels under long-term management agreements. The terms of the management agreements, including extension options, have been extended to 2041 from 2027. The transaction is expected to close in the fourth quarter and is subject to satisfaction of customary closing conditions.

The Company expects to receive net proceeds of approximately $70 million, after the joint venture applies a portion of the proceeds from the sale to retire the £99.5 million of outstanding mortgage debt secured by the hotels and after payment of closing costs.

The Company and Walton MG London have received a £10 million security deposit, which is non-refundable except in the event of a default by a seller.

Copies of the Agreement will be filed as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2011. The above description is a summary of the Agreement and is qualified in its entirety by the complete text of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: October 12, 2011	By:	/s/ Richard Szymanski
Richard Szymanski Chief Financial Officer